UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

April 21, 2015
Date of Report (Date of Earliest Event Reported)

UNI-PIXEL, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

DELAWARE	75-2926437
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8708 Technology Forest Place, Suite 100 The Woodlands, Texas 77381
(Address of Principal Executive Offices)

(281) 825-4500
(Issuer’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                      Termination of a Material Definitive Agreement.

On April 22, 2015, Uni-Pixel, Inc. (“Uni-Pixel” or the “Company”), through its wholly owned subsidiary, Uni-Pixel Displays, Inc. (“Displays”), exercised its right to terminate that certain Manufacturing Facility Installation and Supply Agreement dated April 15, 2013 (the “Supply Agreement”), which was entered into by Displays and Eastman Kodak Company (“Kodak”). The term of the Supply Agreement was to end on December 31, 2017.

Uni-Pixel has also determined not to renew that certain Joint Development Agreement dated February 5, 2013, also with Kodak, which was related to flexible patterned conductive films.

Pursuant to the Supply Agreement, the Company worked with Kodak to modify one of Kodak’s buildings in its Rochester, New York facility to house Display’s high volume production capability for InTouch™ sensors. The Supply Agreement permits either party, at its discretion, to terminate the Supply Agreement at any time by giving three months advance written notice to the other party. UniPixel has determined that it is in the Company’s best interest to discontinue its activities to develop, manufacture and market touch sensors based on the InTouch technology. The Company intends to leverage the IP, know-how and expertise developed through its years of investment in the InTouch technology in its future products.

UniPixel continued making progress on the all-in-one pilot program that the Company disclosed earlier this year. However UniPixel concluded that the risks required to achieve a viable business model in a reasonable time frame were too great, particularly under an agreement that shared any profits generated. UniPixel anticipates no penalties as a result of the termination.

The foregoing description of the Supply Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Supply Agreement, a copy of which is attached as Exhibit 10.14 to the Form 10-K/A filed by Uni-Pixel, Inc. on January 27, 2015 (incorporated by reference herein).

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2015 Robert Rusenko, the Company’s Chief Operating Officer, separated from service.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Uni-Pixel, Inc.
(Registrant)

Date: April 27, 2015	By:	/s/ Jeff Tomz
Jeff Tomz
Chief Financial Officer